Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Ed Merritt, VP of Corporate Finance, Treasurer
651-787-1370
Ed.Merritt@deluxe.com

William C. Cobb Appointed to Deluxe Corporation Board of Directors

SHOREVIEW, Minn. - Feb. 19, 2020 - Today, Deluxe (NYSE: DLX), a Trusted Business Technology™ company, announced the appointment of William C. Cobb to its Board of Directors effective February 19, 2020.

Mr. Cobb (63), is an experienced chief executive officer with an extensive background in consumer marketing and digital retail. He served as the President and Chief Executive Officer of H&R Block, Inc., a tax preparation company operating in Canada, the United States, Australia and India, for six years, where he also served on its board of directors from 2010 to 2017. Prior to that, Mr. Cobb held various leadership positions at eBay Inc., a multinational e-commerce company, where he was the Senior Vice President of Marketing and subsequently led the company’s International Group and its largest business, North American Marketplaces. Before eBay, Mr. Cobb spent 13 years with PepsiCo, Inc., a multinational food, snack and beverage company (and its later spin-out now known as Yum! Brands) in various senior Sales and Marketing positions. He currently serves as the Independent Chairman of Frontdoor, Inc.

“We are pleased to have an individual with Bill’s experience and proven track record join our board,” said Cheryl Mayberry McKissack, Chair of the Board for Deluxe. “Bill will be a great resource to Deluxe as we continue to execute our transformational strategy.”

“Bill’s background in marketing and digital commerce will be a tremendous asset as we transform our sales and go-to-market strategy,” said Barry McCarthy, President and CEO of Deluxe. “We welcome Bill to our board and look forward to his mentorship as we transition to be a Trusted Business Technology™ company.”

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About Deluxe
Deluxe is a Trusted Business Technology™ company that champions business so communities thrive. Our solutions help businesses pay and get paid, accelerate growth, and operate more efficiently. For more than 100 years, we’ve been helping businesses succeed at all stages of their lifecycle, from start-up to maturity. Our unparalleled global scale supporting approximately 4.5 million small businesses, over 4,000 financial institutions and hundreds of the world’s largest consumer brands uniquely positions Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com, www.facebook.com/deluxecorp, www.linkedin.com/company/deluxe, or www.twitter.com/deluxecorp.